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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 5 to Registration Statement No. 333-130965 on Form S-1 of our report dated March 20, 2006 (March 30, 2006 as to the second sentence of Note 1 and as to the last sentence of Note 10 and April 7, 2006 as to the paragraph "Prepaid expenses and other current assets" in Note 1) relating to the consolidated financial statements of Techwell, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement discussed in Note 1) appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

/s/  DELOITTE & TOUCHE LLP

San Jose, California
June 1, 2006

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  Exhibit 23.1 CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM